UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): March 13, 2013

GEOKINETICS INC.

(Exact name of registrant as specified in its charter)

Delaware	001-33460	94-1690082
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1500 CityWest Blvd. Suite 800 Houston, Texas 77042
(Address of principal executive offices) (Zip Code)

(713) 850-7600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed with the SEC on March 11, 2013, Geokinetics Inc. (the “Company”), Geokinetics Holdings USA, Inc., a wholly owned subsidiary of the Company (“Holdings”), and certain of the Company’s other direct and indirect domestic subsidiaries (together with the Company and Holdings, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the U.S. Code in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”).

On March 12, 2013, the Bankruptcy Court entered an interim order authorizing Holdings to obtain up to $15 million on an interim basis and up to $25 million in aggregate principal amount of superpriority post-petition financing from certain debtor-in-possession lenders.  On March 13, 2013, the Company, as parent, Holdings, as borrower, Cantor Fitzgerald Securities, as administrative agent and collateral agent, and ASOF II Investments, LLC, American Securities Opportunities Fund, LP, American Securities Opportunities Fund (B), L.P., ECF Value Fund, L.P., ECF Value Fund II, L.P., ECF Value Fund International, Ltd., as backstop debtor-in-possession lenders (the “Backstop DIP Lenders”), entered into a Senior Secured Debtor-In-Possession Credit Agreement (the “DIP Agreement”) that provides for term loans of up to $25 million, subject to the terms and conditions therein.  The proceeds of the loans under the DIP Agreement will be used for general corporate purposes and the working capital needs of the Debtors in accordance with a budget approved by the Backstop DIP Lenders and to satisfy the costs associated with the Company’s restructuring.

Holdings’ obligations under the DIP Agreement are guaranteed by the Company and each of the other Debtors and are secured by substantially all of the assets of the Debtors, subject to certain exceptions.  The liens securing the DIP Agreement are junior to the liens of Holdings’ pre-petition revolving credit facility and certain other excluded liabilities and are senior to all other liens, claims and encumbrances, including the liens of the holders of Holdings’ senior secured notes. The loans under the DIP Agreement bear interest at a rate per annum equal to 9.25%.  Upon the occurrence and during the continuance of an event of default under the DIP Agreement, the interest rate increases by 2%.  All borrowings under the DIP Agreement are to be satisfied in common stock of the reorganized Company under the terms of the proposed Chapter 11 plan or repaid on the earlier of (i) the date that is four months after the effective date of the DIP Agreement, (ii) the date the obligations are accelerated pursuant to the terms of the DIP Agreement and (iii) the effective date of a Chapter 11 plan.

The DIP Agreement includes representations from Holdings and the Company that are customary for debtor-in-possession financing.  The DIP Agreement also includes various affirmative and negative covenants applicable to the Debtors, including a covenant to adhere to a budget delivered to the Backstop DIP Lenders and the administrative agent and other customary covenants for debtor-in-possession financings of this type, including restrictions on the incurrence of indebtedness, capital expenditures, mergers, sales and other dispositions of property and other fundamental changes.  The DIP Agreement provides for customary events of default, including defaults resulting from non-payment of principal, interest or other amounts when due, failure to perform or observe covenants, and the failure to achieve certain milestones in the bankruptcy proceedings.

The Backstop DIP Lenders hold more than 70% in aggregate principal amount of Holdings’ senior secured notes.

Item 2.03.                                        Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GEOKINETICS INC.

Date: March 19, 2013	By:	/s/ William L. Moll. Jr.
William L. Moll, Jr.
Vice President, General Counsel and Corporate Secretary